Exhibit (d)

OCTAGON XAI CLO INCOME FUND

MULTIPLE CLASS PLAN

Adopted: January 17, 2024

This Multiple Class Plan (this “Plan”) is adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Octagon XAI CLO Income Fund, a Delaware statutory trust (the “Trust”).

W I T N E S S E T H:

WHEREAS, the Trust is a closed-end management investment company registered under the 1940 Act and is operated as an “interval fund;”

WHEREAS, the Trust intends to rely on exemptive relief from the Securities and Exchange Commission that permits it to issue multiple classes of shares, and one of the conditions of this relief is that the Trust must comply with the provisions of Rule 18f-3 under the 1940 Act as though such rule applied to closed-end investment companies;

WHEREAS, the shares of beneficial interest of the Trust (the “Shares”) are divided into one or more separate classes;

WHEREAS, the Trust desires to adopt this Plan in order that the Trust may issue multiple classes of Shares (each, a “Class”); and

WHEREAS, the Board of Trustees of the Trust (the “Board”, and each member, a “Trustee”), including a majority of the Trustees who are not “interested persons” (as defined by the 1940 Act) of the Trust (the “Independent Trustees”), in considering whether the Trust should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of this Plan and determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each Class individually, as well as the best interests of the Trust;

NOW THEREFORE, the Trust adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1.	The effective date of this Plan (the “Effective Date”) shall be the date upon which the Trust has an effective registration statement under the Securities Act of 1933 (the “Securities Act”), with respect to more than one Class.

2.	The Trust may issue Shares in one or more Classes as set forth in Exhibit A. Shares so issued will have the rights and preferences set forth in the Trust’s Amended and Restated Agreement and Declaration of Trust and bylaws (each as amended from time to time), any applicable resolutions adopted by the Board from time to time and the Trust’s then current registration statement under the Securities Act relating to the Classes.

3.	Shares issued in Classes will be issued subject to, and in accordance with, the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

a)	Each Class will have a different arrangement for shareholder services or the distribution of Shares or both, and will pay all of the expenses of that arrangement as set forth in Exhibit A.

b)	Each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes. Class specific expenses, including (i) distribution and shareholder servicing expenses under the Trust’s Distribution and Servicing Plan assessed to each particular share class; (ii) transfer agency and certain administration expenses assessed from time to time to particular share classes; and (iii) any other expenses identified from time to time that should be properly allocated to each particular share class so long as any changes in expense allocations are reviewed and approved by a vote of the Board of Trustees, including a majority of the non-interested trustees, shall be allocated to the specific class of shares of the Trust; provided, that advisory fees and other expenses related to the management of the Trust’s assets (including custodial fees and tax-return preparation fees) shall be allocated to all shares of the Trust, regardless of whether they can be specifically attributed to a particular class. Non-class-specific expenses of the Fund shall be allocated in accordance with Rule 18f-3(c).

c)	Each Class will have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement.

d)	Each Class will have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

e)	Shares of one Class may be exchanged, at the shareholder’s option, for Shares of another class of the Trust (an “intra-Trust exchange”), if and to the extent an applicable intra-Trust exchange privilege is disclosed in the Trust’s prospectus as from time to time in effect (together with the Trust’s statement of additional information as from time to time in effect, the “Prospectus”) and subject to the terms and conditions (including the imposition or waiver of any sales load, repurchase fee or early withdrawal charge) set forth in the Prospectus, provided that the shareholder requesting the intra-Trust exchange meets the eligibility requirements of the Class into which such shareholder seeks to exchange.

f)	Except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class will have the same rights and obligations as each other Class.

4.	The Trust may impose an early withdrawal charge of up to [ ]% on Shares that are accepted for repurchase by the Trust and have been held by the investor for less than one year.

5.	Nothing in this Plan will be deemed to require the Trust to take any action contrary to its Amended and Restated Agreement and Declaration of Trust or bylaws, each as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Trust.

6.	This Plan will continue in effect indefinitely unless terminated by a vote of the Board.

7.	This Plan may be amended at any time by the Board, provided that any material amendment of this Plan will be effective only upon approval by a vote of the Board, and a majority of the Independent Trustees.

8.	This Plan will be construed in accordance with the internal laws of the State of Delaware and the applicable provisions of the 1940 Act.

9.	If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Plan will not be affected thereby.

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EXHIBIT A

Classes as of January 17, 2024

Share Class	Sales Load		CDSC	Distribution Fee(1)	Servicing Fee(1)
Class A Shares	2.00%		N/A	0.75%	0.10%
Class I Shares	N/A	(2)	N/A	N/A	N/A

1	The Trust will pay service and/or distribution fees under Distribution and Servicing Plan from time to time in effect, at such rates as are set by the Board. The Multi-Class Relief requires the Trust and any such Distribution and Servicing Plan comply with the provisions of Rule 12b-1 under the 1940 Act.

2	While neither the Trust nor the Trust’s distributor imposes a sales charge on Class I Shares, if an investor buys Class I Shares through certain selling agents or other financial intermediaries, the selling agent or financial intermediary may directly charge the investor a transaction fee in such amount as it determines. Any such fees will be in addition to the investor’s investment in the Trust and not deducted therefrom.

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